FINANCIAL RESOLUTIONS OF AMERICA CORPORATION

PROMISSORY NOTE

$479,290.00                                                                                                                 Effective Date: March  4, 2011

For the value received, the undersigned, Financial Resolutions of America Corporation, a California corporation with a principal address of 1228 South Main Street, Lakeport, CA 95943 (the “Maker”), promises to pay to Piedmont Mining Company, Inc., a North Carolina corporation (the “Holder”), with a principal address of 18124 Wedge Parkway, #214, Reno, NV 89511 or at such other place as the holder hereof may designate, the principal sum of Four Hundred Seventy Nine Thousand Two Hundred Ninety Dollars ($479,290), with interest from the date hereof on unpaid principal at the rate of two percent (2%), simple interest per annum, based upon a 365 day year, (the “Interest Rate”).

1.           The Note.

The principal balance of this promissory note (the “Note”), which is outstanding and unpaid from time to time, is referred to as the “Principal Amount.”  This Note is being issued in connection with that certain Reorganization and Share Exchange Agreement (“Exchange Agreement”) by and among the Maker, Holder and certain shareholders of the Maker, and that certain Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) by and between the Maker and Holder, both with an effective date as of the date first written above.  All terms not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

2.           Repayment.

The Principal Amount, together with the balance of unpaid and accrued interest and other amounts payable hereunder shall be due on the earlier of the following (“Due Date”): (i) May 30, 2011 or (ii) the date upon or after the occurrence of a Payment Event (as defined below).  If a Due Date falls on a Saturday, Sunday or a holiday, then such payment shall be the next business day following such Due Date.  Maker hereunder shall pay all amounts of principal and interest payable in immediately available funds by cash, check or wire transfer.  All payments shall be credited first to accrued but unpaid interest due under the Note, and second, to the reduction of the outstanding Principal Amount.

3.           Prepayments.

Maker may prepay this Note in whole or in part at any time without penalty by paying cash or other immediately available funds. Partial prepayments shall be credited (a) first toward accrued but unpaid interest due under this Note and (b) second toward the reduction of the outstanding Principal Amount.

4.           Payment Event.

If one or more of the following events (each, a “Payment Event”) shall have occurred:

(a)	A closing of the Private Placement has occurred and resulted in proceeds of $10,000,000 or greater; or

(b)
A closing of the Private Placement has occurred and resulted in proceeds of $2,000,000 or greater and Maker has provided written notice to Holder of its intention to proceed with the transactions contemplated by the Exchange Agreement.

Upon the occurrence of a Payment Event, the entire outstanding principal and unpaid interest of this Note will be due and payable immediately.  It being the intention of the parties that a portion of the funds raised in the Private Placement be used to satisfy the obligations of Maker pursuant to this Note, the parties agree to cooperate and work together to ensure that that the funds received in connection with the Private Placement and paid in connection with this Note may be used solely for the payment or other satisfaction of the obligations and amounts owing by Holder to the individuals and entities set forth on Schedule 2 to the Exchange Agreement.

5.           Other Provisions Relating to Interest and Charges.

Notwithstanding any other provision contained in this Note or in any agreement, document or instrument related to the transaction which this Note is a part:  (a) the rates of interest and charges and the payments provided for herein and therein shall in no event exceed the rates and charges and the payments which would result in interest being charged at a rate equaling the maximum allowed by law; and (b) if, for any reason whatsoever, the holder hereof ever receives as interest (or as a charge in the nature of interest) in connection with the transaction of which this Note is a part an amount which would result in interest being charged at a rate exceeding the maximum allowed by law, such amount or portion thereof as would otherwise be excessive interest shall automatically be applied toward reduction of the unpaid principal balance then outstanding hereunder.  Any such amount shall not be applied toward payment of interest (or toward payment of a charge in the nature of interest).

6.           Governing Law.

This Note is delivered in the State of California and shall be governed by and construed in accordance with the laws of the State of California without reference to its choice of law rules.

7.           Severability.

If for any reason one or more of the provisions of this Note or their application to any person or circumstances shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible.  In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

8.           Successors and Assigns; Transferability.

This Note inures to the benefit of Holder and binds Maker and its respective successors and assigns.  This Note shall not be transferable or assignable, by operation of law or otherwise, by Maker or Holder without the express written consent of the other.  Any transfer in violation of this provision shall be void ab initio.

9.           Notice and Acknowledgment of Representative.

All notices and other communications required or permitted hereunder shall be in writing and shall be delivered to the address listed above.

IN WITNESS WHEREOF, the undersigned has executed this Note on the date first written above.

MAKER

Financial Resolutions of America Corporation

By:  /s/ Michael J. Leseney
       Michael J. Leseney, President

Agreed to and Acknowledged:

HOLDER

Piedmont Mining Company, Inc.

By:  /s/ Robert M. Shields
       Robert M. Shields, Jr.,
President and Chief Executive Officer